EXHIBIT 23.2

Consent of Independent Petroleum Engineers and Geologists

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of BPZ Resources, Inc. of information from our reserve report with respect or BPZ Resources, Inc., dated February 11, 2009, with respect to the estimate of reserves and future revenue to the BPZ Energy, Inc. interest in certain oil and gas properties located in Corvina Field, offshore Peru, as of December 31, 2008, set forth in the Annual Report on Form 10-K for the year ended December 31, 2008.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Netherland, Sewell & Associates, Inc.

By:	/s/ C. H. (Scott) Rees III, P.E.

Chairman and Chief Executive Officer

Dallas, Texas

October 21, 2009